Exhibit 10.12

ACMI PASSENGER AGREEMENT

This ACMI Passenger Agreement is made and entered into as of the 5 th day of February, 2021, by and between Global Crossing Airlines, LLC., having its principal place of business at Building 5A, Miami International Airport, 4th Floor, 4200 NW 36th Street, Miami, Fl 33166, U.S.A. (“GlobalX”); and Estelar Latinamerica (“Estelar”) having its principal place of business at 5000 Calle Londres, Edif, Las Mercedes, Piso, Caracas, Miranda, Zona Postal 1061, Venezuela (“Estelar” and, collectively with GlobalX, the “Parties”).

RECITALS

A. GlobalX and Estelar desire to enter into an agreement whereby GlobalX will transport passengers, baggage and, to the extent allowed under this Agreement, cargo and mail for Estelar (the “Air Travel Service”) and to define their respective roles, responsibilities and compensation with respect thereto.

In consideration of the premises and the terms, conditions and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

SECTION 1

PASSENGER SERVICE

1.1 GlobalX and Estelar have agreed to the flights to be operated by GlobalX under this Agreement (the “Flights”) as set out in a Flight Agreement in the form of Exhibit A hereto (the “Flight Agreement”). GlobalX and Estelar shall agree in writing, in advance, on any additional flight(s) or change(s) to the schedule or frequency of Flights to be operated by GlobalX under this Agreement.

1.2 GlobalX shall operate, on the Flights, based on Estelar preference per route, either one A320 aircraft, with 170 or greater seats, in an split class configuration, or one A321 aircraft, with 183 or greater seats in split class configuration (the “Aircraft”). GlobalX will use commercially reasonable efforts to cause the Aircraft to be available during the Term (as defined below) but shall have the right to substitute an equal or larger capacity aircraft when the Aircraft is unavailable. In such event, GlobalX shall provide prompt notice to Estelar, and the substitute aircraft shall be considered the Aircraft for the purposes of this Agreement. GlobalX shall not be obligated to provide a substitute aircraft, and flight(s) may be cancelled, in the event a GlobalX aircraft is unavailable due to any event outside its control, including without limitation mechanical defect, damage, etc.

1.3 GlobalX shall provide Passenger Service on the Aircraft in accordance with the more restrictive of (a) the U.S. Federal Aviation Regulations (“FARs”) and GlobalX-approved manuals, (b) those regulations and rules of the countries where the Flights are to operate and with which either GlobalX or Estelar is required to comply, and (c) any other required governmental rule or regulation. GlobalX shall be responsible for payment of all Passenger Service expenses relating to the Flights, except as set forth in this Agreement or in the Flight Agreement. GlobalX’s obligation to operate the scheduled Flights is subject to availability of the Aircraft.

1.4 GlobalX shall ensure for all Flights that the Aircraft (a) is airworthy and equipped for commercial Estelar operations, (b) has a valid and current Certificate of Airworthiness from the U.S. Federal Aviation Administration (the “FAA”), and (c) has onboard the official documents, as required by the FAA and the U.S. Department of Transportation (the “DOT”) for the operation of the Aircraft and the carriage of passengers, baggage, cargo and mail on the Flights. Estelar shall obtain all other necessary government approvals for the Flights.

1.5 GlobalX shall ensure that the Aircraft is maintained and operated in accordance with the requirements of the FAA and in accordance with GlobalX’s approved maintenance program.

1.6 For purposes of this Agreement, GlobalX shall provide sufficient crews to complete the schedule outlined in the Flight Agreement (“Crews”). All Crews shall be fully qualified and licensed in accordance with applicable regulations. All Crews shall be and remain employees of GlobalX unless otherwise specified in this Agreement or the Flight Agreement.

1.7 GlobalX shall provide maintenance personnel, spare parts support, tools and equipment as necessary to support the Aircraft in the operation of the Flights. All costs related to the maintenance, insurance, and crew of the Aircraft shall be the responsibility of GlobalX. All other operational costs, including landing fees, taxes, ground handling fees, standard ground equipment at all airports of operation such as but not limited to ground power unit, conditioned air unit, aircraft stairs, chocks and other equipment generally referred to as Ground Support Equipment (GSE). Estelar shall be responsible for all such equipment or costs that are not associated with Aircraft lease agreements, Crew Employment Costs but not exclusive of crew travel costs, Aircraft Maintenance, and Aircraft Insurance.

SECTION 2

COMPENSATION AND PAYMENT

GlobalX shall be paid for its services under this Agreement at the rates and in accordance with the payment terms and conditions which are provided below and detailed in the Flight Agreement:

(a) The Parties have agreed to the schedule for the Flights as detailed in the Flight Agreement. The Parties agree that the ACMI Rate provided herein is based on GlobalX operating the schedule set forth in the Flight Agreement (the “Minimum Guaranteed Rotations”). “ACMI” is defined as the agreed upon hourly rate multiplied the the complete round trip operation of the total time measured in hours and minutes beginning from the Aircraft’s initial move from its departure point at MIA until its final stop at its MIA. Any changes to the schedule, guaranteed Rotations or alternate locations shall be subject to the mutual agreement of the Parties.

(b) The due dates of payment(s) to be made by Estelar to GlobalX hereunder shall be as described in this Agreement and the Flight Agreement (“Due Date(s)”). Payments shall not be considered received by GlobalX until they are recognized in GlobalX’s account, details of which are set forth in the Flight Agreement. Estelar will be responsible for the timely processing of payments to guarantee compliance with the Due Date. Failure of GlobalX to receive a payment on or before the applicable Due Date will give rise to a late fee as described in Section 2(h) below.

(c) Subject to the Minimum Guaranteed Rotations, Estelar shall compensate GlobalX at the ACMI Rate as defined in Exhibit A in accordance with the Flight Agreement for its service (the “ACMI Rate”), based on the schedule and Rotation Schedule detailed in the Flight Agreement (the “Guarantee”), regardless of whether actual Rotations are fewer. The ACMI Rate will not include any ground handling below and above wing, nor any operational and landing fees or taxes. The ACMI Rate is exclusive of all fuel and catering which will be provided by Estelar through their own vendor agreements. Estelar will be responsible for payment of all landing fees, all ground handling below and above the wing, and all operations fees at all airports.

(d) Estelar will bear the costs of any operational charges or fees imposed by any of the Venezuelan or Dominican Republic authorities and ground handlers on any or all flights that are operated to or from on behalf of Estelar.

(e) Estelar shall also compensate GlobalX at the ACMI Rate for each Hour, or part thereof, operated by GlobalX.

(f) Due to excessive wear and tear of Aircraft and engine components, the following additional fees shall apply on all flights segments, whether reposition or live, that fall below the described block hours:

•	A320 and A321 cycle fee of $ 900.00 USD will be assessed for each cycle less than 1.5 Block Hours.

Estelar shall compensate GlobalX at the ACMI Rate for Hours contemplated in the Flight Agreement even if subsequent routing reduces Rotations.

(g) Prior to commencement of the Flights, Estelar shall make payment to GlobalX in the amounts and on the dates specified in the Flight Agreement.

(h) The Parties agree that GlobalX shall complete a reconciliation within 30 days after the completion of each month or other payment period, or the conclusion of all Flights as determined by the Flight Agreement. For this reconciliation the Parties agree to reconcile the following:

(i) The Minimum ACMI Hours against the actual Rotations flown during the Term;

(ii) Any fuel paid for by GlobalX;

(iii) Any expense(s) incurred by GlobalX not specifically identified as GlobalX’s responsibility in either this Agreement or the Flight

Any deficiency in payment identified by GlobalX as a result of the above reconciliation will be satisfied by Estelar within five business days after written notification from GlobalX to Estelar.

Any overpayment made to GlobalX and identified by GlobalX as a result of the above reconciliation will be satisfied by GlobalX within seven business days after written notification from GlobalX and acknowledgement from Estelar.

(i) Estelar shall pay GlobalX a deposit in the amount equal to 7 days of initial flight schedule within three days following both the full execution of this Agreement and notification to Estelar that GlobalX has successfully achieved U.S. FAA Certification (the “Security Deposit”). The Security Deposit will serve as security for the faithful performance by Estelar of any and all of its obligations hereunder. Should Estelar fail to perform as required under this Agreement, GlobalX shall be entitled to apply the Security Deposit at its sole option and discretion, without any set-off, to additional invoicing, defense, counterclaim or deduction of any nature whatsoever to or by Estelar, against payment(s) due to GlobalX. Such remedy shall be in addition to and not in lieu of any other remedies that may be available to GlobalX. Estelar shall remain liable for any deficiency between the amount of the Security Deposit and the amount due GlobalX. Should GlobalX draw upon all or a part of the Security Deposit, Estelar shall replace the amount drawn, thus returning the Security Deposit to its original amount, within three business days after notification from GlobalX of said withdrawal. Upon mutual agreement to the final reconciliation and payment by Estelar of the amount thereof, GlobalX shall refund to Estelar the entire Security Deposit, to the extent not used to offset failure(s) in performance by Estelar.

(j) All compensation to GlobalX will be made in U.S. dollars (“USD”), and GlobalX will not be liable to pay wire transfer fees, exchange fees, or any fees related to the conversion or exchange of currency that may or may not reduce the total amount of compensation as stated in the Flight Agreement.

SECTION 3

COMMERCIAL CONTROL

3.1 Commercial control of the Flights during the Term shall be vested in Estelar. Estelar shall, subject to operational and technical considerations as specified in Section 4 below, be solely competent to cancel, delay or re-route a Flight for commercial reasons with a minimum of 12 hours notification per individual flight. (subject to the Minimum Rotations, and Estelar shall indemnify GlobalX for all costs and expenses as a result of any such cancellation, re-routing or rescheduling. Subject always to Section 4 below, GlobalX’s flight crew shall comply with all reasonable instructions of Estelar of a commercial nature. Changes requested inside of 12 hours will be subject to all governmental regulations, crew availability, and best effort by GlobalX, but cannot be guaranteed.

3.2 Notwithstanding the provisions of Section 3.1 above or any other provision in this Agreement or the Flight Agreement to the contrary, Estelar represents that the Flights contemplated under this Agreement and the Flight Agreement do not and will not require the Aircraft to operate in, to or over any country excluded by applicable laws, FARs, GlobalX’s FAA operating authority or GlobalX’s insurance coverage. Estelar will not direct GlobalX to operate in, to or over any country described in the immediately preceding sentence.

3.3 Under no circumstance will a commercial cancellation or reduction in the Flights caused by Estelar reduce the Minimum Rotations payable to GlobalX, unless the Parties mutually agree to a reduction of Minimum Rotations, or an alternative solution is agreed in writing and executed as an amendment to this Agreement.

3.4 Any increase in cost to GlobalX from a cancellation, re-routing, or re-scheduling by Estelar will be promptly reimbursed and subject to Section 2(h) of this Agreement.

SECTION 4

OPERATIONAL CONTROL

4.1 GlobalX shall at all times be responsible for and maintain the legal possession and operational control and airworthiness of the Aircraft.

4.2 GlobalX shall be responsible for the technical operation of the Aircraft and the safe performance of the Flights and shall retain full operational control and possession of the Aircraft to enable it to do so. In particular, the captain of the Aircraft shall, for the purpose of the safe performance of the Flights, have absolute discretion in all matters concerning the preparation of the Aircraft for a Flight, the load carried and its distribution, the decision whether or not a Flight shall be undertaken, the route to be flown, any deviation from the time and place where landings should be made, and all other matters relating to the technical operation of the Aircraft. Estelar shall accept all such decisions of the captain as final and binding. GlobalX shall not be liable to Estelar for any loss, damage, cost, or claim whatsoever and howsoever arising as a result of any such decision of GlobalX or the captain of the Aircraft.

4.3 The operation of the Aircraft shall be carried out in accordance with the FARs, GlobalX’s FAA operating authority, GlobalX’s insurance coverage, and the standards and practices of GlobalX as set out in GlobalX’s flight operations manual.

4.4 GlobalX shall maintain all logs and records pertaining to the Aircraft in accordance with the rules and regulations of the FAA. Copies of such records shall be made available to Estelar upon written request.

4.5 It shall be the sole responsibility of Estelar to file tariffs and schedules and to prepare and file all other documents and reports with any governmental entity whatsoever concerning the operation of Flights hereunder, and Estelar shall indemnify, defend and hold GlobalX harmless from and against any and all losses, costs, damages, liabilities and expenses for GlobalX harmless from and against any and all losses, costs, damages, liabilities and expenses for which GlobalX may be liable as a result of Estelar either delaying or failing to make such filing.

4.6 The Flights will be operated under GlobalX’s flight numbers and IACO GXA call sign Gemini.

4.7 Arrival/departure and related messages relating to Flights performed in accordance with this Agreement shall be sent to the appropriate departments of GlobalX and Estelar.

4.8 Estelar will bear the costs associated with GlobalX obtaining all necessary documents, visas, work permits, airport badges, consents and certificates required in connection with the operation of the Aircraft under this Agreement.

4.9 Global X shall cause the Aircraft to be loaded in accordance with GlobalX’s weight and balance manual, and load and trim sheets shall be accurately compiled by Global X and made available to Estelar promptly upon Estelar’s request.

4.10 Flights to be operated under this Agreement will be operated under GlobalX’s ICAO designated code. Estelar shall be considered as the operator of the Flights for purpose of the EU Emissions Trading Scheme under EU Directive No. 101/2008 (ETS), if and to the extent applicable (or any such other regulation as appropriate), and shall be responsible for payment of all costs, including without limitation the ETS sums arising and the surrender of all applicable allowances as a result of the operation of the Aircraft during the Term and any extension.

SECTION 5

SECTION 5 FLIGHT CREW

5.1 GlobalX shall provide, at GlobalX’s expense, except as provided elsewhere in this Agreement, qualified and licensed Crews for the operation of the Aircraft for the Flights. Any change to the Flights that result in a change in the number of Crews required must be coordinated with and approved by GlobalX in advance, and any additional cost and expense shall be paid for by Estelar.

5.2 Except when paid in advance by Estelar, Estelar shall, at its own expense, provide the Crews, and GlobalX’s maintenance and operations representatives with living accommodations (single rooms), on site restaurant or 24-hour room service, and transportation in a secure, 4 star or better hotel for the duration of the Agreement in all locations where the Crews are away from their base of operations overnight. The accommodations shall be a room in a hotel rated no lower than four stars. GlobalX will retain sole discretion in approving hotels for its Crews and its maintenance and operational personnel. GlobalX is under no obligation to use hotels provided by Estelar.

5.3 Per Diem is charges at $2.55 per hour both domestic and international per crewmember for meals. Per diem will also be paid to the technical, maintenance and all other staff of GlobalX who are supporting the operation away from their base. Estelar will pay the total sum of Crew per diem at the same time as payment of the relevant Rotations, including if those per diem payments reflect any variances in duration or changes to crewing pursuant to this Agreement. Per Deim charges will be billed to Estelar for each month in arrears and in addition to the Rotation Price.

SECTION 6

ESTELAR’S RESPONSIBILITIES

Estelar shall arrange and pay for the following:

(a) To the extent not already included in the ACMI payment, and subject to Sections 2 and 5.2 above, hotel accommodations, Crew meals and ground transport for the Crews and any ground staff, including without limitation mechanics and operations personnel, and the cost of positioning of all of GlobalX’s personnel in connection with the operation of the Aircraft and the Flights;

(b) Flight dispatch of the Aircraft in respect of the Flights;

(c) Fuel and in-to-plane services of fuel and oil for the operation of the Flights;

(d) Ground handling at all airports (including without limitation passenger handling, cargo handling, loading and unloading the Aircraft and securing Aircraft doors before take-off), the provision of labor and equipment to perform apron services, including without limitation the internal cleaning of the Aircraft, servicing of Aircraft toilets, air, oxygen and fluids, marshaling, chocks, ground power during scheduled transit time, deicing, engine starting, firefighting, refueling/de-fueling, heating and cooling, parking and security, qualified ground personnel to assist with Aircraft movement, push back, tugs, tow bar and qualified personnel for taxi-in and push- out procedures, crew steps, water replenishment and ground to cockpit communications;

(e) All landing fees at all airports, traffic rights, overfly and other enroute navigation charges in connection with the operation of the Aircraft for the Flights;

(f) All passenger taxes, security charges and other governmental charges and fees not assessed on a per passenger basis or based on air revenue and all fines and penalties resulting from the nonpayment thereof; all charges arising from compliance with DOT regulations or any other governmental agency associated with the Flights;

(g) Aircraft parking, including without limitation standard aircraft ground equipment such as stairs, ground power units, conditioned air units and other equipment generally required to support the Aircraft during parking and maintenance periods;

(h) All allowances and other payments from time to time due to Estelar’s flight crew (if any) on any Flights as referred to in Section 5 above;

(i) All necessary customs and immigration, technical and diplomatic clearances for the operation of the Flights;

(j) All catering for the passengers and flight crew on live and reposition flights;

(k) Any and all taxes, fees, security charges and related charges which are assessed on a per passenger basis or based on air revenue (excluding taxes based on the net income of GlobalX) which are imposed by any governmental entity or airport authority, including without limitation departure taxes, head taxes, excise taxes, VAT and ticket taxes, security fees, passenger facility charges and air passenger duties, and all fines and penalties resulting from the nonpayment thereof;

(1) Office accommodation, with telephone, fax and Internet, for GlobalX flight crew and assigned maintenance and operations personnel at primary base(s) of operation and such other layover points as required by GlobalX;

(m) Air sickness bags, blankets, pillows, headrest covers, and any additional passenger amenity;

(n) Any and all direct operating costs incurred in the performance of the Flights, whether or not listed above;

(o) All licenses required for operation of the Flights other than those required for GlobalX to operate the Aircraft under this Agreement;

(p) Transport on Estelar’s routes, and hangar/storage space, for spare parts as needed to support the operation of the Flights; any costs in regard of transportation, import, export, tax, all customs and duty fees in regard of spare parts and any license fees for GlobalX staff and/or equipment will be borne by Estelar;

(q) The positioning and re-positioning of the Aircraft for each Flight at the agreed ACMI Rate from/to the main base of GlobalX;

(r) Any and all other costs associated with the Air Travel Service and the Flights that are not the specific responsibility of GlobalX under this Agreement;

(s) Coach seats over the minimum guaranteed seats at Estelar expense for Crew members flying to and from the U.S. when off duty, as required by GlobalX’s policies;

(t) Administrative and logistics support to GlobalX as reasonably necessary to support the operation of the Aircraft on the Flights, including without limitation necessary storage location for GlobalX maintenance support equipment, tooling and spare parts;

(u) To the extent required under applicable regulations and governmental law based on the Flights:

(i) Compliance with U.S. Tarmac Delay Contingency Plan (14 CFR section 259.4), including without limitation any DOT penalties for noncompliance,

(ii) Compliance with U.S. Customer Service Plan (14 CFR section 259.5), including without limitation any DOT penalties for noncompliance,

(iii) Estelar will allow GlobalX to post web link to Estelar’s tarmac delay contingency plan customer service plan, and conditions of carriage to meet 14 CFR section 259 requirements on GlobalX’s public website,

(iv) Compliance with all other U.S. and foreign consumer protection laws, rules, regulations and requirements, including without limitation the cost or reimbursement to GlobalX for such passenger amenities, protections and compensation required by regulation and any penalties for noncompliance, and

(v) Compliance with U.S. requirements with respect to passengers with disabilities (14 CFR Part 382), including without limitation any DOT penalties for noncompliance, and submission of annual reports under 14 CFR section 382.157;

(v) All costs related to compliance with U.S. Department of Transportation Safety Administration (“TSA”) rules and regulations on foreign or domestic operations, including but not limited to costs associated with airport compliance with TSA airport screening procedures

(w) Airport badging sponsorship to assist in badging GlobalX personnel for unescorted access to the Aircraft; and

(x) All costs related to branding the Aircraft, cabin or other unique logos for Estelar, if required.

(y) Provision of passenger amenities, if any, provided in event of flight delay, cancellation, and/or missed connections, and cost thereof;

(z) Provision of complete passenger manifests to GlobalX in accordance with GlobalX requirements, including without limitation U.S.-citizen emergency contact information to be collected by Estelar under 14 CFR section 243.7;

(aa) Processing and resolution of, and liability for, all claims for loss/delay/damage of baggage, cargo or mail;

SECTION 7

TRAFFIC DOCUMENTS

7.1 Transportation of passengers, baggage, cargo and mail on all Flights shall be governed by Estelar’s conditions of carriage and applicable laws, rules and regulations. Estelar shall contract as principal and as carrier in relation to any passengers, cargo and mail which may be carried on the Aircraft and shall under no circumstances have authority to enter into any contract on behalf of or binding on GlobalX.

7.2 Estelar shall provide all applicable passenger tickets and baggage checks or shipper air waybills (“Traffic Documents”). Estelar shall ensure that each passenger to be carried on the Aircraft shall be supplied with Estelar’s passenger ticket and baggage check duly completed in accordance with the provisions of the Convention for the Unification of Certain Rules relating to International Carriage by Air signed at Warsaw on October 12, 1929, or that convention as amended at The Hague on September 28, 1955, or the Convention for the Unification of Certain Rules for International Carriage by Air, signed at Montreal, Canada, May 28, 1999, whichever may be applicable (each, the “Convention”), showing the passenger’s name and place of departure and destination and any agreed stopping places. Estelar shall ensure that, except as the Convention or other applicable law may otherwise require, GlobalX shall not be liable for any death, wounding or personal injury or claim of whatsoever nature, whether for death or bodily injury or for delay of passengers or loss of or damage to or delay of their baggage or cargo, whether arising in contract, whether occasioned by GlobalX or not, and Estelar hereby waives any and all rights and claims against GlobalX and discharges GlobalX from any such claim as aforesaid, unless the same is caused by the willful misconduct or gross negligence of GlobalX. All passenger tickets, baggage checks and air waybills to be issued under the provisions of this Agreement shall be duly completed and issued as far in advance of the relevant flight as possible and in any event sufficiently in advance so as to give each passenger or other interested party a reasonable time in which to read and appreciate them.

7.3 Estelar shall indemnify, defend and hold harmless GlobalX from and against any and all claims, demands, liabilities, actions, proceedings and costs whatsoever which arise from any act or omission of Estelar relating to the Traffic Documents.

7.4 Estelar shall comply with all TSA requirements, including without limitation cargo and passenger vetting regulations, airport screening regulations, and tarmac delay regulations. Estelar shall indemnify, defend and hold harmless GlobalX from and against any and all claims, demands, liabilities, actions, proceedings and costs whatsoever which arise in respect of such requirements or the failure of Estelar to comply therewith.

7.5 Estelar shall assume all responsibility for checking passengers for appropriate passports, visas, medical certificates and any other required immigration and emigration documents and for accomplishing the immigration and customs clearance of passengers, baggage, cargo and mail. Estelar shall be solely responsible for any fines or penalties levied as a result of the illegal transportation of Estelar’s employees and passengers and their property and/or cargo and mail (including without limitation contraband) on the Aircraft.

7.6 Estelar shall ensure that all services and carriage hereunder shall be in accordance with the regulations of the applicable transportation and aviation authorities and with all applicable governmental regulations, except for such regulations for which GlobalX, as the operator is directly responsible for compliance.

SECTION 8

TERM AND TERMINATION

8.1 The term of this Agreement shall commence on its full execution and continue until completion of the last scheduled Flight, as set forth in the Flight Agreement, subject to extension by mutual agreement of the Parties (the “Term”). Any extension of the Term must be agreed in writing no later than 90 days prior to the start of the extension.

8.2 This Agreement may be terminated prior to the end of the Term for any of the following reasons:

(a) Subject to Section 8.3 below, either Party shall have the right to terminate this Agreement, immediately or at any time thereafter, by giving notice to the other Party, in the event that the other Party:

(i) Becomes subject to any bankruptcy, liquidation, winding-up, receivership or similar proceedings, whether voluntary, involuntary, provisional or final, or a cessation of all or a substantial part of its business;

(ii) Enters into any assignment for the benefit of its creditors;

(iii) Engages in any fraudulent conduct in its dealings with the terminating Party; or

(iv) Engages in conduct materially detrimental to the reputation or business of the terminating Party.

(b) Subject to Section 8.3 below, either Party may terminate this Agreement immediately if the other Party materially breaches and/or fails to perform any of its obligations or make payments required hereunder and such breach or failure is not cured within 10 days after receipt of written notice from the non-terminating Party (except that the cure period shall not apply in the case of a payment breach or a termination under Section 8.2(a) above).

(c) Subject to Section 8.3 below, failure of Estelar or GlobalX, acting in good faith, to secure regulatory approval for the Flights contemplated under this Agreement.

(d) GlobalX may terminate this Agreement immediately in the event of (i) failure of Estelar to pay the Security Deposit on or before the date provided in the Flight Agreement; or (ii) failure of Estelar, in GlobalX’s sole but reasonable judgment, to fulfill Estelar’s obligations to comply with the terms of this Agreement.

8.3 In the event that all or part of the Flights listed in the Flight Agreement are cancelled by Estelar, or in the case of GlobalX’s termination as a result of Estelar’s failure to pay in accordance with Section 2 above or failure to obtain regulatory approval in accordance with Section 8.2(c) above, Estelar will pay the following cancellation charges to GlobalX within one day following written notice from GlobalX, or to the extent some or all of the Security Deposit has been paid:

(a) If cancelled within three days of signature of this Agreement, the Security Deposit amount as described in the Flight Agreement; or

(b) If cancelled after three days from signature of this Agreement, 100% of the Minimum Rotations for the remainder of the Term, in which case the amount to be paid by Estelar shall be offset by any amount paid toward the Security Deposit and the Security Deposit shall be retained by GlobalX.

SECTION 9

INDEMNIFICATION

9.1 Estelar shall be liable for any delay, injury or death of any passenger or any other person carried or to be carried on the Aircraft (other than GlobalX’s employees acting in the course of their duties under this Agreement) or any loss, damage, destruction or delay of or to any cargo, baggage or mail carried or to be carried on the Aircraft caused by an occurrence arising out of or incidental to the possession, use, maintenance or operation of the Aircraft during the Term and, for the avoidance of doubt, all Estelar responsibilities as provided for in Section 6 above, and Estelar shall indemnify and hold harmless GlobalX and its directors, officers, servants, employees and agents accordingly in respect of all liability, costs, claims, demands, suits, judgments or actions, including without limitation all costs and expenses of any defense (except in respect of claims caused by the gross negligence or willful misconduct of GlobalX or any of its directors, officers, servants, employees or agents).

9.2 GlobalX shall be liable for any loss of or damage to property or any injury or death of any person not carried on the Aircraft (including without limitation Estelar’s officers, servants, employees and agents unless in conflict with any ground handling agreement between the Parties in which event such ground handling agreement shall prevail) caused by an occurrence arising out of or incidental to GlobalX’s possession, use, maintenance or operation of the Aircraft during the Term, but excluding action, inaction or services provided by a person other than GlobalX, and GlobalX shall indemnify and hold harmless Estelar, its directors, officers, servants, employees and agents accordingly in respect of all liability, costs, claims, demands, suits, judgments or actions, including without limitation all costs and expenses of any defense (except in respect of claims caused by the gross negligence or willful misconduct of Estelar or any of its directors, officers, servants, employees or agents).

9.3 GlobalX shall be liable for and shall bear all risks of loss of or damage to the Aircraft during the Term, except for any damage or loss related to services provided by, or otherwise caused by, Estelar personnel or contracted parties, the cost of which shall be borne by Estelar. Each Party shall always bear the risk of consequential loss or damage sustained by that Party in connection with any loss, damage or delay and will hold the other Party free and harmless in this respect.

9.4 The obligations of GlobalX and Estelar under this Section 9 shall survive the termination of this Agreement for any act or event arising during the Term.

9.5 If any demand, claim, action or suit for damages is made or commenced against a Party indemnified by the other Party (“Indemnitee”) or by a third party for which Indemnitee may seek indemnification from the other Party pursuant to this Section 9, Indemnitee shall promptly notify the indemnifying Party in writing of the commencement of such suit or action or receipt of such claim or demand for damages. Upon such notice, the Party providing indemnification may elect to assume full control of the defense, and Indemnitee shall provide whatever reasonable assistance as the Party providing indemnification may require. If and to the extent that the failure by Indemnitee to give prompt notice of the commencement of any suit or action, as required herein, has prejudiced the indemnifying Party’s ability to properly defend the suit or action, then the indemnifying Party shall have no responsibility to defend, or any liability to indemnify, Indemnitee for any damages paid or awarded to the third party in the suit or action.

SECTION 10

INSURANCE

10.1 GlobalX, at its own cost and expense, shall maintain in full force and effect, during the Term, Aircraft Third Party Legal Liability (Bodily Injury/Property Damage) insurance for a Combined Single Limit of not less than $750,000,000 USD each occurrence, each aircraft unlimited in all, but in the aggregate in respect of war and allied perils coverage (including without limitation war and allied perils coverage for those perils excluded by war, hijacking and other perils exclusion clause AVN48B, excluding paragraph B or any other modification or substitution thereof for the time being in force). The insurance maintained by GlobalX shall include the following provisions:

(a) Include Estelar, its directors, officers, servants, employees and agents as additional insureds (the “Additional Estelar Insureds”), except in respect of claims caused by the gross negligence or willful misconduct of Estelar or any of its directors, officers, servants, employees or agents.

(b) Provide that the insurance shall operate in all respects as if a separate policy had been issued covering each person insured hereunder. Notwithstanding the foregoing, the total liability of insurers in respect of any and all Insureds shall not exceed the limits of liability stated in the policy.

(c) Provide that the insurance hereunder shall be primary and without right of contribution from any other insurance which may be available to the Additional Estelar Insureds.

(d) Provide that the Additional Estelar Insureds shall have no responsibility for premium in respect of the insurance coverage required to be carried by GlobalX, and GlobalX’s insurers shall waive any rights of set-off or counterclaim against the Additional Estelar Insureds.

(e) Provide that the coverage afforded to each Additional Estelar Insured by the policy shall not be invalidated by any act or omission (including without limitation misrepresentation and non-disclosure) of any other person or party which results in a breach of any term, condition or warranty of the policy, PROVIDED THAT the Additional Estelar Insured so protected has not caused, contributed to or knowingly condoned the said act or omission.

(f) Provide that, except in respect of any provision for cancellation or automatic termination specified in the policy or any endorsement thereof, the coverage provided may only be cancelled or materially altered in a manner adverse to the Additional Estelar Insureds by insurers giving not less than 30 days’ notice in writing, except that, with respect to war and allied perils coverage, such period of notice shall be seven days or such lesser period as may be customarily available. Notice shall not, however, be given at normal policy expiry date or in the event of non-renewal.

10.2 Estelar, at its own cost and expense, shall maintain in full force and effect, during the Term, cargo and mail legal liability insurance for a combined single limit of not less than $750,000,000 USD each occurrence, each aircraft, unlimited in all (including without limitation, to the fullest extent available, war and allied perils coverage for those perils excluded by war, hijacking and other perils exclusion clause AVN48B or any modification or substitution thereof for the time being in force). The insurance maintained by Estelar, Inc. shall incorporate the following provisions

(a) Include GlobalX and any aircraft head lessors and/or finance parties and their directors, officers, servants, agents and employees as additional insureds (the “Additional GlobalX Insureds”), except in respect of claims caused by the gross negligence or willful misconduct of GlobalX or any of its directors, officers, servants, employees or agents.

(b) Provide that the insurance shall operate in all respects as if a separate policy had been issued covering each person insured hereunder. Notwithstanding the foregoing, the total liability of insurers in respect of any and all insureds shall not exceed the limits of liability stated in the policy.

(c) Provide that the insurance hereunder shall be primary and without right of contribution from any other insurance which may be available to the Additional GlobalX Insureds.

(d) Provide that the Additional GlobalX Insureds shall have no responsibility for premium in respect of the insurance coverage required by be carried by Estelar, and Estelar’s insurers shall waive any rights of set-off or counterclaim against the Additional GlobalX Insureds.

(e) Provide that the coverage afforded to each Additional GlobalX Insured by the policy shall not be invalidated by any act or omission (including without limitation misrepresentation and non-disclosure) of any other person or party which results in a breach of any term, condition or warranty of the policy, PROVIDED THAT the Additional GlobalX Insured so protected has not caused, contributed to or knowingly condoned the said act or omission.

(f) Provide that, except in respect of any provision for cancellation or automatic termination specified in the policy or any endorsement thereof, the coverage provided may only be cancelled or materially altered in a manner adverse to the Additional GlobalX Insureds by insurers giving not less than 30 days’ notice in writing, except that, with respect to war and allied perils coverage, such period of notice shall be seven days or such lesser period as may be customarily available. Notice shall not, however, be given at normal policy expiry date or in the event of non-renewal.

10.3 GlobalX and Estelar shall, prior to the first Flight hereunder and prior to each renewal of the insurance coverage thereafter, furnish or cause to be furnished to the other, in a satisfactory form, certificates of insurance evidencing compliance with the foregoing.

SECTION 11

FORCE MAJEURE

Neither Party shall be liable for any delay or failure in the performance of any Flight or any other obligation under this Agreement (other than with respect to the payment of money for the Security Deposit or Advance based on the Minimum Rotations) due to any cause beyond that Party’s reasonable control and not reasonably foreseeable or, if foreseeable, that cannot be prevented by reasonable diligence on the part of such Party, including without limitation fires, floods, weather, strikes, lockouts or other labor disputes, mechanical difficulty or breakdown of the Aircraft or any engine, part or component thereof, embargoes, riots, Global health pandemic (such as pandemic recognize by the WHO, us government or the Government where the operation is schedule for.) insurrection, war and acts of the public enemy, U.S. military or airlift emergency, or substantially expanded U.S. military airlift requirement as determined by the U.S. Government, which results in unavailability of the Aircraft or activation of the U.S. Civil Reserve Air Fleet. Any or any action resulting from political action or political force by either the United States or Venezuelan governments that prohibits the performance of obligations associate with this agreement shall be considered cause for release of obligation under this agreement.

SECTION 12

REPRESENTATIONS AND COVENANTS

12.1 GlobalX’s Representations. GlobalX hereby represents that, as of the date of execution of this Agreement, it:

(a) is in the process of being certified for a valid U.S Air Carrier Certificate to operate under FAA Part 121 of the federal aviation regulations for the services contemplated herein;

(b) is a corporation duly incorporated, validly existing in good standing under the laws of the State of Florida, U.S.A.; and

(c) has the corporate power and authority to carry on its business as presently conducted and to perform its obligations hereunder.

12.2 Estelar’s Representations. Estelar hereby represents that, as of the date of execution of this Agreement, it:

(a) is a certificated Venezuelan carrier operating in accordance with the Venezuela Civil Aviation Authority of Venezuela and authorized for the Flights contemplated herein;

(b) is a Venezuelan Corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; and

(c) has the corporate or company power and authority to carry on its business as presently conducted and to perform its obligations hereunder.

12.3 Estelar’s Covenants. Estelar covenants to GlobalX that it will comply with the following throughout the Term as it relates to this Agreement:

(a) Estelar, Inc. will comply with all applicable GlobalX policies and procedures and ensure all personnel operate, are trained and comply with GlobalX’s manuals for operation of all Flights.

(b) Estelar, Inc. will provide all necessary reports, schedules and all other information requested by GlobalX.

SECTION 13

MISCELLANEOUS PROVISIONS

13.1 No Continuing Waiver. Waiver by either Party of performance of any covenant or condition hereof by the other Party shall not thereafter preclude such Party from demanding, pursuant to the terms and provisions of this Agreement, strict performance according to the terms hereof,

13.2 Entire Agreement. This Agreement, including without limitation the Exhibits hereto and the Flight Agreement, which form an integral part of this Agreement, represent the entire agreement, and supersede all prior written and oral understandings between the Parties, with respect to its subject matter.

13.3 Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

13.4 Amendments; Waivers. This Agreement may be amended only by a written instrument executed in one or more counterparts by both Parties. The waiver by a Party of the performance or breach of any provision hereof by the other Party must be in writing and shall not operate as a waiver of any subsequent performance or breach of the same or any other provision.

13.5 Time of the Essence. Time is of the essence for this Agreement and for every provision herein contained.

13.6 Binding Effect. The provisions of this Agreement shall apply to and bind the successors and assigns of the Parties.

13.7 Paragraph and Section Headings. Paragraph and Section headings used herein are descriptive only, and no limitation of the language contained in the particular paragraph or Section shall be implied from the paragraph or Section heading thereof.

13.8 Severability. In the event any term or provision herein contained is held to be invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof and such other provisions shall be deemed to remain in full force and effect. In such event, the Parties shall promptly use reasonable efforts to reform or replace the invalid, void or unenforceable provision so as to effect its original intent.

13.9 Assignment. This Agreement shall not be assigned, in whole or in part, by either Party without the express written consent of the other Party, except that GlobalX may assign this Agreement in connection with the sale of its business, including without limitation a sale of all or substantially all of its assets.

13.10 Consequential Damages. Neither Party shall be liable to the other for special, indirect, consequential or incidental damages of any kind, whether arising in contract, tort or otherwise (including without limitation negligence and strict liability) except as otherwise allowed in this Agreement.

13.11 Applicable Law and Invalidity of Provisions. This Agreement shall be interpreted in accordance with the laws of the State of New York, U.S.A., without reference to the principles of conflicts of laws. Any and all disputes between the Parties respecting this Agreement and their respective duties and obligations hereunder shall be submitted to binding arbitration under the rules of the American Arbitration Association involving the appointing of an arbitrator by each Party and the arbitrators so appointed agreeing to the appointment of a third. The decision of the arbitrators may be reduced to a final judgment order to be entered in any court having jurisdiction of the matter or the Parties. The prevailing Party, if one is found, shall be entitled to recover reasonable attorneys’ fees and costs.

13.12 Notices. Any notice required or permitted hereunder shall be in writing, in English and shall be deemed given (a) on the seventh day after being sent by certified or registered airmail, return receipt requested, (b) on the second business day after being sent by reputable overnight courier with tracking capability, (c) on the next business day after transmission by facsimile providing confirmation of receipt, (d) upon personal delivery, or (e) on the next business day after transmission by electronic mail, in each case to a Party at its address specified in the introductory paragraph of this Agreement or at such other address as such Party may from time to time specify by notice hereunder.

13.13 Validity. This Agreement shall be of full force and effect upon execution by GlobalX and Estelar.

(Signature Page to Follow)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Global Crossing Airlines, LLC.		Estelar International

By:	/s/ Edward J. Wegel	By:	/s/ Boris Serrano
Name:	Edward J. Wegel	Name:	Boris Serrano
Title:	CEO/Founder	Title:	President & CEO

EXHIBIT A

FLIGHT AGREEMENT

This Flight Agreement is made and entered into as of the 5th day of February, 2021, by and between Global Crossing Airlines, LLC, having its principal place of business at Building 5A, Miami International Airport, 4th Floor, 4200 NW 36th Street, Miami, F1 33166, U.S.A. (“GlobalX”); and Estelar, Inc. having its principal place of business at Calle Londres, Torre Estelar, Las Mercedes, Caracas, Miranda, Zona Postal 1061, Venezuela (“Estelar” and, collectively with GlobalX, the “Parties”).

GlobalX will provide aircraft to Estelar International on an ACMI basis for the flight, journey, service or period stated below and upon the terms and conditions of the Passenger Agreement between the Parties dated February 5, 2021 (the “ACMI Agreement”), subject to seats for required GlobalX personnel. This Flight Agreement is hereby incorporated into the ACMI Passenger Agreement upon its execution. GlobalX will be the exclusive charter operator to fly all Estelar Charter flights from Miami to Caracas, Maracaibo, and Santo Domingo during this Term. GlobalX will agree to not operate flights for any other airline partners on the Miami to Caracas and Miami to Maracaibo route.

Term: May 1, 2021—April 30, 2022, with and extension period equal to three (3) renewal periods of six (6) months each. Date subject to GlobalX receiving final approval from the U.S. DOT and 121 certification from the U.S. FAA.

Route(s): MIA-CCS-MIA, MIA-MAR-MIA, MIA-SDQ-MIA

Minimum Guaranteed Hours:	120 Hours Per Month for the first 90 days

Monday, Wednesday, Friday MIA-CCS-MIA

Tuesday and Thursday MIA-MAR-MIA

And 160 Hours Per Month thereafter

GlobalX will be compensated for reposition hours.

Per Hour ACMI Price:	Airbus A320, N276GX, MSN 2695, 170 Seats, $3500 per hour
Airbus A321, N277GX, MSN 2480, 183 Seats, $3850 per hour

Schedule of Payment(s): Seven (7) Days schedule payment is due full and in advance of each weeks flying by 1500z seven (7) days in advance of the weeks first flight.

Proposed Schedule:

(To Be Completed)

Payment Instructions:

In accordance with the terms of this Flight Agreement, payments will be made by Estelar directly to GlobalX in accordance with the Schedule of Payment(s) immediately above. Estelar shall use the banking information provided below for wiring funds:

Account Name: Global Crossing Airlines LLC

Account Number: 7435324640

Address: 4200 NW 36th Street, Bldg 5A, Miami, FL

33166

Bank Name: Fifth Third Bank

Address: 200 E. Las Olas Blvd #130, Ft. Lauderdale,FL

33301

Bank ABA Number: 067091719

Swift Code: FTBCUS3CXXX

IN WITNESS WHEREOF, the Parties have caused this Flight Agreement to be executed by their duly authorized representatives as of the day first above written.

Global Crossing Airlines, LLC.		Estelar International

By:	/s/ Edward J. Wegel	By:	/s/ Boris Serrano
	Name: Edward J. Wegel		Name: Boris Serrano
	Title: CEO/Founder		Title: President & CEO